Exhibit 99.1

NEWS RELEASE

For release January 15, 2004

Contact: John T. Hillman @ 310/255-4438 or 310/255-4493

ANWORTH MORTGAGE ASSET CORPORATION REPORTS EARNINGS

OF $0.36 PER SHARE FOR THE FOURTH QUARTER OF 2003

SANTA MONICA, CA—(January 15, 2004)—For the quarter ended December 31, 2003, and based on a weighted average of 40,660,397 fully diluted shares outstanding, Anworth Mortgage Asset Corporation (NYSE: ANH) today reported unaudited net income of $14,620,253, or $0.36 per share. For the year ended December 31, 2003, Anworth’s unaudited earnings were $50,380,852, or $1.52 per share, based on a weighted average of 33,112,057 fully diluted shares outstanding during 2003.

Mortgage assets held at December 31, 2003 were approximately $4.25 billion and were allocated as follows: 26.7% Agency ARMS, 63.1% Agency hybrid ARMS, 9.5% Agency fixed-rate MBS, and 0.7% Agency floating-rate CMO. Approximately 71% of the assets were invested in FNMA securities with the balance invested in FHLMC and GNMA securities.

At December 31, 2003, the weighted average coupon of the mortgage assets was 4.3% and the unamortized premium was $112 million, or 2.7% of the par value of the mortgage assets. During the quarter ended December 31, 2003, the CPR of the mortgage assets was 31.6% and the CPR of the adjustable rate MBS was 33.1%. For the ARM and hybrid assets, the weighted average term to the next interest rate reset date was 22 months.

At December 31, 2003, the outstanding repurchase agreement balance was $3.78 billion with an average interest rate of 1.51% and an average maturity of 268 days.

For the quarter ended December 31, 2003, the yield on average earning assets after amortization of premium was 3.14% while the cost of funds on average borrowings was 1.52%, resulting in an interest rate spread of 1.62%.

The book value on December 31, 2003 was $458 million, or $10.71 per share, based on 42,706,682 shares outstanding on that date.

Average shareholder equity for the quarter was $444 million. The return on average equity for the quarter was 3.3%, or 13.85% for 2003 on an annualized compounded basis.

Commenting on the Company’s operations, Lloyd McAdams, Chairman and CEO, stated, “We are very pleased with our earnings rebound, which was largely the result of reduced amortization expense. We are also pleased with the progress made by our subsidiary, Belvedere Trust Mortgage Corp., which is a residential mortgage loan investor that was organized on November 3, 2003. Prior to year end, we had made commitments to acquire approximately $200 million of hybrid ARM loans scheduled for delivery during the first quarter.”

Mr. McAdams will host a conference call on Thursday, January 15, 2004 at 5:00 PM Eastern Time, 2:00 PM Pacific Time, to discuss fourth quarter 2003 results. The dial-in number for the conference call is 800-901-5217 and the pass code is 85483239. Replays of the call will be available for a 7 day period commencing at 7:00 PM Eastern Standard Time. The dial-in number for the replay is 888-286-8010 and the passcode is 98258711.

About Anworth Mortgage Asset Corporation

Anworth is a mortgage real estate investment trust (REIT) which invests in mortgage assets, including mortgage pass-through certificates, collateralized mortgage obligations, mortgage loans and other real estate securities. Anworth generates income for distribution to shareholders based on the difference between the yield on its mortgage assets and the cost of its borrowings.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management’s ability to manage our growth. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:

Anworth Mortgage Asset Corporation

John T. Hillman

(310) 255-4438 or (310) 255-4493

ANWORTH MORTGAGE ASSET CORPORATION

BALANCE SHEETS

(in thousands)

	December 31, 2003	December 31, 2002
	(unaudited)	(audited)
ASSETS
Mortgage-backed securities	$4,245,853	$2,430,103
Other marketable securities	—	—
Cash and cash equivalents	196	906
Interest and dividends receivable	17,007	11,673
Prepaid expenses and other	138	1,202
Investment in Belvedere Trust	25,266	—

	$4,288,460	$2,443,884

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Reverse repurchase agreements	$3,775,691	$2,153,870
Payable for purchase of mortgage-backed securities	—	—
Accrued interest payable	14,684	9,944
Dividends payable	14,093	12,673
Accrued expenses and other	1,409	1,875
Note Payable Belvedere Trust	25,000	—

	$3,830,877	$2,178,362

Stockholders’ Equity
Common stock, par value $.01 per share; authorized 100,000 shares; 42,707 and 25,396 issued and 42,707 and 25,346 outstanding respectively	427	253
Additional paid-in capital	488,909	256,610
Accumulated other comprehensive income, unrealized gain on available-for-sale securities	(21,933)	14,860
Retained earnings (deficit)	(9,145)	(5,218)
Unearned restricted stock	(675)	(754)
Treasury stock at cost (50 shares)	0	(229)

	457,583	265,522

	$4,288,460	$2,443,884

ANWORTH MORTGAGE ASSET CORPORATION

STATEMENTS OF OPERATIONS

(in thousands, except for per share amounts)

(unaudited)

	For the Quarter Ended December 31, 2003	For the Quarter Ended December 31, 2002	For the Year Ended December 31, 2003	For the Year Ended December 31, 2002
Interest and dividend income net of amortization of premium and discount	$29,606	$23,659	$100,077	$66,855
Interest expense	(13,001)	(10,978)	(45,661)	(29,576)

Net interest income	16,605	12,681	54,416	37,279
Gain on sale of securities	—	1,215	3,497	4,709
Expenses:
External management fee	—	—	—	(400)
External Incentive fee	—	—	—	(1,741)
Compensation and benefits	(381)	(333)	(1,476)	(551)
Incentive Compensation	(871)	(1,303)	(3,899)	(3,055)
Cost to acquire external manager	—	—	—	(3,475)
Other expense	(733)	(453)	(2,157)	(1,096)

Total Expenses	$1,985	$2,089	$7,532	$10,318

Net Income	$14,620	$11,807	$50,381	$31,670

Basic earnings per share	$0.36	$0.48	$1.53	$1.81

Average number of shares outstanding	40,492	24,431	32,927	17,461

Diluted earnings per share	$0.36	$0.48	$1.52	$1.80

Average number of diluted shares outstanding	40,660	24,561	33,112	17,591

Dividends declared per share	$0.33	$0.50	$1.56	$2.00

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